As filed with the Securities and Exchange Commission on October 6, 2021.

Registration No. 333-259609

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AEON BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-4777018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4040 MacArthur Blvd., Suite 260

Newport Beach, California 92660

Telephone: (949) 354-6499

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Forth

Chief Executive Officer

4040 MacArthur Blvd., Suite 260

Newport Beach, California 92660

Telephone: (949) 354-6499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. Shayne Kennedy Drew Capurro Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Telephone: (714) 540-1235 Fax: (714) 755-8290	Arthur McGivern Seo Salimi Nicole Daley Goodwin Procter LLP 100 Northern Ave. Boston, Massachusetts 02210 Telephone: (617) 570-1000 Fax: (617) 523-1231

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or and “emerging growth company.” See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	X	Smaller reporting company	X

		Emerging growth company	X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  X

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

AEON Biopharma, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-259609) as an exhibit-only filing in order to refile Exhibit 5.1 and include Exhibit 23.2 (previously filed), as indicated in Item 16 of Part II of the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the registrant in connection with the sale of common stock being registered. All amounts shown are estimates except for the U.S. Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Approval, or FINRA, filing fee and the Nasdaq listing fee:

Amount Paid or To Be Paid
SEC registration fee	$10,000
FINRA filing fee	11,750
Nasdaq listing fee	80,000
Printing and engraving expenses	150,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	336,250
Total	$2,000,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation to be effective in connection with the completion of this offering provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws to be effective in connection with the completion of this offering provide that we will indemnify, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any of our directors or officers who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is our legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding. We will be required to indemnify a person in connection with any such action, claim or proceeding initiated by such person only if action, claim or proceeding was authorized in the specific case by our board of directors. We will similarly have the power to indemnify any of our employees or agents who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our employee or agent or is or was serving at our request as a director, officer, employee or agent of another entity. To the fullest extent not prohibited by applicable law, our amended and restated bylaws will also require that we pay the expenses (including attorneys’ fees) incurred by any of our officers or directors, and permit us to pay the expenses incurred by any of our other employees or agents, in defending any such action, claim or proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition will be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2018, we have made sales of the following unregistered securities:

(a) Issuances of Capital Stock

In 2018, we settled the total outstanding principal amount of previously issued convertible promissory notes, or a total of $56.3 million in principal amount, of which $48.3 million was paid in cash and $8.0 million was settled by us distributing to the holders of the notes a total of 573,888 shares of Evolus, Inc. common stock previously owned by us. In 2019, we settled all of our outstanding convertible promissory note obligations of $84.4 million plus accrued interest of $3.5 million, of which $62.7 million was paid in cash and $25.2 million was settled by us distributing to the holders of the notes a total of 1,307,940 shares of Evolus, Inc. common stock previously owned by us.

In December 2019, we issued an aggregate of $10.0 million in principal amount of convertible promissory notes to certain of our investors.

In January 2020, we settled outstanding indebtedness and, in exchange, issued an aggregate of $17.5 million in principal amount of convertible promissory notes to one of our investors.

In August 2020, September 2020 and May 2021, we issued an aggregate of $30.0 million in principal amount of convertible promissory notes to one of our investors.

In June 2021, we issued 1,569,442 shares of the Company’s common stock, par value $0.0001 per share, and valued at $29.0 million, to Medytox, Inc. in a Settlement and License Agreement to settle litigation.

No underwriters were involved in the foregoing issuances of securities. The securities described in the paragraph above were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Grants of Stock Options and Restricted Stock

Since January 1, 2018, we have granted stock options to certain of our employees, consultants and directors in connection with services provided to us by such persons:

•

In January 2018, we granted stock options to purchase an aggregate of 26,471 shares of our common stock at a weighted average exercise price of $17.00, of which 8,824 subsequently terminated by their terms.

•	In April 2018, we granted stock options to purchase an aggregate of 17,648 shares of our common stock at a weighted average exercise price of $17.00.
•	In June 2019, we granted stock options to purchase an aggregate of 82,897 shares of our common stock at a weighted average exercise price of $17.00.
•	In November 2019, we granted stock options to purchase an aggregate of 1,257,264 shares of our common stock at a weighted average exercise price of $11.59.
•	In August 2020, we granted stock options to purchase an aggregate of 987,975, shares of our common stock at a weighted average exercise price of $10.67.
•	In February 2021, we granted stock options to purchase an aggregate of 164,814 shares of our common stock at a weighted average exercise price of $12.15.
•	In March 2021, we granted stock options to purchase an aggregate of 152,699 shares of our common stock at a weighted average exercise price of $12.00.

•	In August 2021, we granted stock options to purchase an aggregate of 238,590 shares of our common stock at a weighted average exercise price of $12.58.
•	In September 2021, we granted stock options to purchase an aggregate of 464,235 shares of our common stock at a weighted average exercise price of $13.97.

The issuances of stock options and the restricted shares of common stock described in this paragraph (b) were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	Fourth Amended and Restated Certificate of Incorporation of the Registrant, currently in effect

3.1(a)*	Certificate of Amendment No. 1 to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated December 18, 2019

3.1(b)*	Certificate of Amendment No. 2 to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated January 8, 2020

3.1(c)*	Certificate of Amendment No. 3 to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated September 30, 2020V

3.3*	Amended and Restated Bylaws of the Registrant, as currently in effect

3.3(a)*	Amendment No. 1 to Amended and Restated Bylaws of the Registrant, dated July 26, 2016

4.1*	Warrant to Purchase Series B Preferred Stock

4.2*	Amended and Restated 2019 Promissory Note, effective as of June 19, 2019, issued to Dental Innovations BVBA

4.3*	Form of 2019 Promissory Note

4.3(a)*	Form of Amendment No. 1 to Form of 2019 Promissory Note, dated September 30, 2020

4.4*	Form of Letter Agreement, dated January 8, 2020, amending 2019 Promissory Note

4.5*	Promissory Note, dated as of January 2, 2020, issued to Strathspey Crown Holdings Group, LLC

4.5(a)*	Amendment No. 1 to Promissory Note, dated as of September 30, 2020, issued to Strathspey Crown Holdings Group, LLC

4.7*	Third Amended and Restated Investors’ Rights Agreement, dated April 19, 2017, by and among the Registrant and the investors listed therein

5.1	Opinion of Latham & Watkins LLP

10.1*+	Amended and Restated 2013 Stock Incentive Plan

10.1(a)*+	First Amendment to Amended and Restated 2013 Stock Incentive Plan

10.2*+	Form of Stock Option Agreement under the Registrant’s Amended and Restated 2013 Stock Incentive Plan

10.12*+~	Master Intercompany Shared Services Agreement, dated as of August 19, 2019, by and between the Registrant and Strathspey Crown Limited, LLC

10.14*	Registration Rights Agreement dated June 21, 2021 by and between the Registrant and Medytox, Inc.

Exhibit Number	Description of Document
21.1*	List of Subsidiaries of Registrant

23.2	Consent of Latham & Watkins, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page to this registration statement)

99.1*	Consent of Eric Carter to be Named as a Director Nominee

99.2*	Consent of Hans Keirstead to be Named as a Director Nominee

*	Previously filed.
§

Certain portions of this exhibit (indicated by “***”) have been omitted pursuant to confidential treatment pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC because they are both not material and the type of information that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

+	Indicates a management contract or compensatory plan.
~

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the SEC.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on October 6, 2021.

AEON Biopharma, Inc.

By:	/s/ Marc Forth
Marc Forth Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Forth Marc Forth	Chief Executive Officer (Principal Executive Officer)	October 6, 2021

/s/ Chris Carr Chris Carr	Chief Financial Officer (Principal Accounting and Financial Officer)	October 6, 2021

* Simone Blank	Director	October 6, 2021

* Jost Fischer	Director	October 6, 2021

* Robert E. Grant	Director	October 6, 2021

* Vikram Malik	Director	October 6, 2021

* Darren O’Brien	Director	October 6, 2021

* Richard H. Taketa	Director	October 6, 2021

* Pursuant to power of attorney

By: __/s/ Chris Carr__________

Chris Carr

As Attorney-in-Fact